CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION




         COMPUTER OUTSOURCING SERVICES, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:


         FIRST: That the Board of Directors of the Corporation (the "Board") adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"):

         RESOLVED, that Article 1 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:


                  "1.  Name.   The name of the corporation (hereinafter, the
                       ----
                  "Corporation") is Infocrossing, Inc.  "


         SECOND: That the aforesaid amendment shall become effective on June 5, 2000.

         THIRD: That the shareholders of the Corporation, at a meeting duly held, consented to such amendment by the affirmative vote of the majority of outstanding shares entitled to vote thereon.

         FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President, Robert B. Wallach, and attested by its Secretary, Nicholas J. Letizia, duly authorized on May 25, 2000.


                                           COMPUTER OUTSOURCING SERVICES, INC.



                                           By:               /s/
                                                   -------------------------
                                                   Name: Robert B. Wallach
                                                   Title:   President


ATTEST:


By:                /s/
      --------------------------
      Name:  Nicholas J. Letizia
      Title:    Secretary